[Josephthal Letterhead]


                                                                   April 1, 1998

TTR Inc.
The Columbus Circle Building
1841 Broadway, 11th Floor
New York, NY 10023


Attention:       Marc D. Tokayer
                 Chairman of the Board,
                 President and Treasurer


Dear Marc:


         This will confirm the understanding and agreement (the "Agreement") between Josephthal & Co. Inc. ("Josephthal") and TTR Inc. ("TTR" or the "Company") as follows:

1. The Company hereby engages Josephthal as the Company's financial advisor with respect to the Company's continuing review of strategic and financial planning matters.

2.   Josephthal hereby accepts the engagement and in that connection agrees to:

     (a) undertake, in consultation with the Company, a study and analysis of the business, operations, financial condition and prospects of the Company;

     (b) review with the Company its financial plan and analyze its strategic plans and business alternatives:

     (c) be available to meet with the Company's Board of Directors to discuss strategic alternatives and their financial implications; and

     (d) assist the Company in the conversion of certain outstanding warrants to common stock of the Company ("Warrant Solicitation").


3. In connection with Josephthal's engagement, the Company will furnish Josephthal with any reasonable information concerning the Company which Josephthal reasonably deems appropriate and will provide Josephthal with reasonable access to the Company's officers, directors, accountants, counsel and other advisors. The Company represents and warrants to Josephthal that all such information concerning the Company will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein




                             Josephthal & Co. Inc.
                      200 Park Avenue - New York, NY 10166
              Tel: 212.907.4000, 800.285.6200 - Fax: 212.907.4080



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                                                                   April 1, 1998
                                                                          Page 2


     not misleading in light of the circumstances under which such statements are made. In addition, Josephthal shall be kept fully informed of any events which might have a material effect on the financial condition of the Company. The Company acknowledges and agrees that Josephthal will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company without any independent investigation or verification thereof or independent appraisal by Josephthal of the Company or its business assets. If, in Josephthal's opinion after completion of its due diligence process, the condition of the Company, financial or otherwise, and its prospects are not substantially as represented or do not fulfill Josephthal's expectations, Josephthal shall have the sole discretion to review and determine its continued interest in the Agreement.

4. As compensation and in consideration for the services to be rendered by Josephthal hereunder and such other services to be provided by Josephthal at the request of the Company, the Company shall pay to Josephthal no later than May 1st 1998 as follows:

     (a)  a cash fee of $50,000:

     (b) the Company shall issue to Josephthal warrants (the "Warrants") to purchase 25,000 shares of the common stock of the Company. The Warrants shall be purchased for a nominal sum and shall be exercisable for a period of four (4) years at a price per share equal to the closing market price of the common stock of the Company upon the date of the signing of this Agreement. The terms of the Warrants shall be set forth in one or more agreements (the "Warrant Agreements") in form and substance reasonably satisfactory to Josephthal and the Company. The Warrant Agreements shall contain customary terms, including without limitation, provisions for "cashless" exercise, change of control, anti-dilution, and piggyback registration rights; and

     (c) a fee of 5% of the exercise price of each warrant converted to common stock of the Company as a result of the Warrant Solicitation.

5. Since Josephthal will be acting on behalf of the Company in connection with this engagement, the Company agrees to indemnify Josephthal as set forth in a separate letter agreement, dated the date hereof, between Josephthal and the Company.

6. The Company agrees that Josephthal has the right to place advertisements in financial and other newspapers and journals at its own expense describing their services to the Company hereunder.

7. Subject to the provisions of paragraphs 3 through 6 and 8 through 10 which shall surivive any termination of this Agreement, either party may terminate Josephthal's engagement hereunder at any time, with or without cause, by giving the other party at least 10 days prior written notice.


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                                                                   April 1, 1998
                                                                          Page 3


Josephthal's engagement hereunder at any time, with or without cause, by giving the other party at least 10 days prior written notice.

8. Any advice given to the Company by Josephthal under this Agreement shall not be publicly disclosed or made available to third parties without Josephthal's prior consent.

9. The benefits of this Agreement shall, together with the separate indemnity letter, inure to the benefit of respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

10. This Agreement may not be amended or modified except in wirting and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

         We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.



JOSEPHTHAL & CO. INC.


By:  /s/ RANDY F. ROCK
     ---------------------
         Randy F. Rock
         Managing Director


AGREED:

TTR Inc.


By:  /s/ MARC TOKAYER
     --------------------
Name:    Marc Tokayer
Title:   Chairman & CEO